EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                FOR RELEASE  July 22, 2009

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI Corp. Announces Final Voting Results for 2009 Annual Meeting of Stockholders

ST. LOUIS, July 22 /PRNewswire-FirstCall/ -- CPI Corp. (NYSE: CPY - News) today announced that IVS Associates, Inc., the independent Inspector of Elections, has tabulated and certified the voting results for CPI's 2009 Annual Meeting of Stockholders held on July 8, 2009.

According to the final results, CPI stockholders overwhelmingly voted to elect all six of the Company's director nominees -- James Abel, Paul Finkelstein, Michael Glazer, Michael Koeneke, David Meyer and Turner White.  The Company's nominees were elected by a minimum margin of approximately 1.3 million votes, representing approximately 20% of the total shares voted.  CPI also noted that the unaffiliated shareholders elected the Company's nominees by an approximate 3 to 1 margin.

CPI stockholders approved the ratification of KPMG LLP as the Company's independent registered public accounting firm.

About CPI Corp.

CPI Corp. has been dedicated to helping families conveniently create cherished photography portrait keepsakes that capture a lifetime of memories for more than 60 years.  CPI Corp. provides portrait photography services in approximately 3,000 locations, principally in Sears and Walmart stores.  As the first in the category to convert to a fully digital format, CPI Corp. studios offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait - all for an affordable price.  CPI Corp. is based in St. Louis and traded on the New York Stock Exchange (ticker: CPY).

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